                                                                     EXHIBIT 2.3


                                ESCROW AGREEMENT


        This Escrow Agreement (this "Escrow Agreement") is made as of September 30, 1999, among (i) Joshua H. Pokempner, as agent for the Shareholders (as defined in the Purchase Agreement, as defined in Recital A below) (the "Shareholders' Agent"), pursuant to a Shareholders' Agent Agreement dated as of September 22, 1999 (the "Shareholders Agent Agreement"), among the Shareholders and the Shareholders' Agent, (ii) JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), and (iii) Bank One Trust Company, NA (the "Escrow Agent"). Recitals

        A. JAKKS, Flying Colors Toys, Inc., f/k/a Colorbok Paper Products, Inc., a Michigan corporation (the "Company"), and the Shareholders are parties to a Stock Purchase Agreement dated as of September 22, 1999 (the "Purchase Agreement"), pursuant to which JAKKS has agreed to purchase all of the issued and outstanding shares of capital stock of the Company from the Shareholders, in accordance with the terms and conditions of the Purchase Agreement. Capitalized terms used but not defined herein will have the meanings given to them in the Purchase Agreement.

        B. It is a condition to the obligations of JAKKS and the Shareholders to consummate the Acquisition that the waiting period under the HSR Act shall have expired or been terminated (the "HSR Condition").

        C. All of the remaining conditions to the parties' obligations to consummate the Acquisition have been, or are capable of being fulfilled, on the date hereof. The parties, therefore, wish to enter into this Agreement to facilitate the Closing under the Purchase Agreement upon fulfillment of the HSR Condition and to provide a mechanism for returning the payments and documents delivered into escrow pursuant to this Agreement if the HSR Condition has not been fulfilled in certain circumstances.

        D. The Escrow Agent has agreed to serve as escrow agent and to hold and disburse the funds and documents delivered to it pursuant to this Agreement in accordance with the terms and conditions of this Agreement.

        Therefore, the parties agree as follows:

1.      Escrow Documents and Escrow Fund.

               1.1 Deposit of Escrow Documents. Concurrently with the execution and delivery of this Agreement, (a) the share certificates, stock powers and other documents, if any, described on Exhibit A (collectively, the "Main Stock Documents") and the share certificates, stock powers and other documents, if any, described on Exhibit B (the "U.S. Bank Stock Documents" and, collectively with the Main Stock Documents, the "Stock Documents") are being delivered into escrow with the Escrow Agent, and (b) the documents described on Exhibit C (the "Other Closing Documents" and, collectively with the Stock Documents, the "Escrow Documents") are being delivered into escrow with the Escrow Agent. Of the Other Closing Documents, those annotated with an asterisk on Exhibit C are documents relating to the Divestiture and will be referred to in this Agreement as the "Divestiture Documents."

               1.2 Deposit of Funds. Concurrently with the execution and delivery of this Agreement, JAKKS is delivering to the Escrow Agent, by wire transfer of immediately available funds, $52,350,000.00 (the "Escrow Payment"), which is the sum of (a) $34,746,504.79, which represents the portion of the Closing Purchase Price to be paid in cash at Closing pursuant to Article 2 of the Purchase Agreement, (b) $15,986,770.33, which represents the Closing Debt Payments to be made by JAKKS in cash at the Closing pursuant to Section 8.9 of the Purchase Agreement in respect of the Bank Loan (calculated through the time immediately prior to the start of business on the Closing Date) (the "Bank Loan Payment") and (c) $1,616,724.88, which represents the Closing Debt Payments to be made by JAKKS in cash at the Closing pursuant to
        Section 8.10 of the Purchase Agreement in respect of the indebtedness set forth on Schedule 8.10 to the Purchase Agreement (the "Insider Debt") (calculated through the time immediately prior to the start of business on the Closing Date)(the "Insider Debt Payment").

               1.3 Acknowledgement of Receipt by the Escrow Agent. The Escrow Agent acknowledges receipt of the Escrow Documents and the Escrow Payment and will hold in escrow and distribute and disburse the Escrow Documents and the Escrow Fund (as defined in Section 2 below) in accordance with this Agreement.

2. Deposit of Escrow Payment. From the date of this Agreement until the first to occur of the Finalization Date (as defined in Section 3.2 below) or the Early Return Date (as defined in Section 3.3 below), the Escrow Agent shall deposit the Escrow Payment (together with the interest accrued thereon, the "Escrow Fund") in a separate trust account of the Escrow Agent. The Escrow Agent shall invest the Escrow Fund in (1) U.S. Treasury obligations, obligations issued or guaranteed by U.S. government agencies or instrumentalities and/or (2) mortgage-backed securities and/or (3) commercial paper and/or (4) bank obligations and deposit notes, as directed in a joint written Notice signed by JAKKS and the Shareholders' Agent or, if no such direction is given, in the One Group Prime Money Market Fund, or a successor or similar fund.

3.      Disposition of the Escrow Documents and the Escrow Fund.

               3.1    Instructions to be Provided by Parties.

                      (a) On the business day on which JAKKS and the Shareholders' Agent receive Notice that the HSR Condition has been fulfilled, they will provide written Notice (either by joint written Notice or by separate written Notices to the same effect) to such effect signed by JAKKS and the Shareholders' Agent (the "HSR Fulfillment Notice") to the Escrow Agent.



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

                      (b) If JAKKS or the Shareholders' Agent receives Notice that any Governmental Authority has issued any Request for Additional Information or has taken any other action to delay or prevent the expiration or termination of the waiting period under the HSR Act with regard to the Acquisition, such party will provide written Notice to such effect signed by such party (the "Non-Fulfillment Notice") to the Escrow Agent.

               3.2 Distribution Upon Expiration of HSR Waiting Period or Receipt of HSR Fulfillment Notice. If (x) the Escrow Agent has not received a Non-Fulfillment Notice by 11:00 a.m. (local time) on October 25, 1999 or (y) the Escrow Agent receives the HSR Fulfillment Notice, then, in the case of clause (x), on October 25, 1999, and, in the case of clause (y), as promptly as practicable (and in any event within one business day) after receipt of the HSR Fulfillment Notice, the Escrow Agent shall distribute and disburse the Escrow Documents and the Escrow Fund in accordance with this Section 3.2. The date of such distribution and disbursement shall be deemed the "Finalization Date. "

                      (a) The Escrow Agent shall distribute to the Bank, from the Escrow Fund, an amount sufficient to repay the Bank Loan in full as of the Finalization Date, as such amount is set forth in a written Notice signed by JAKKS and the Shareholders' Agent and provided to the Escrow Agent pursuant to Section 10 below (either by joint written Notice or by separate written Notices to the same effect), with such amount being distributed to the Bank in the manner set forth in such Notice.

                      (b) The Escrow Agent shall distribute an amount sufficient to repay the Insider Debt in full as of the Finalization Date to such Persons, in such manner and in such amount(s) as are set forth in a written Notice from JAKKS and the Shareholders' Agent to the Escrow Agent (either by joint written Notice or by separate written Notices to the same effect).

                      (c) The Escrow Agent shall distribute the amounts remaining in the Escrow Fund to the Paying Agent pursuant to the Paying Agent Agreement, to be held and disbursed in accordance therewith.

                      (d) The Escrow Agent will deliver all of the Stock Documents (consisting of the Main Stock Documents and the U.S. Bank Stock Documents) to JAKKS by recognized overnight courier at JAKKS' address set forth in Section 10 below (with a copy of the transmittal memo provided to Murray L. Skala, Esq., as set forth in Section 10).

                      (e) The Escrow Agent will deliver the Other Escrow Documents to the Shareholders' Agent, by hand delivery, c/o Honigman Miller Schwartz and Cohn ("HMS&C"), 2290 First National Building, Detroit, Michigan 48226-3583,

               Attention: Lisa M. Panepucci, and the Shareholders' Agent will cause such Documents to be disbursed as required by the Purchase Agreement.

               3.3 Distribution upon Receipt of Non-Fulfillment Notice. As promptly as practicable upon the Escrow Agent's receipt of the Non-Fulfillment Notice and in any event within one business day after receipt thereof, the Escrow Agent shall distribute and disburse the Escrow Documents and the Escrow Fund in accordance with this Section
        3.3. The date of such distribution and disbursement will be deemed the "Early Return Date."

                      (a) The Escrow Agent will return all of the Main Stock Documents to the Shareholders' Agent, who will return them to the Shareholders, as appropriate.

                      (b) The Escrow Agent will return all of the U.S. Bank Stock Documents to HMS&C, as escrow agent pursuant to Escrow Agreement dated as of September 28, 1999, among William E. Taylor, Joshua H. Pokempner, James A. Courtney and HMS&C.

                      (c) The Escrow Agent will transfer all amounts in the Escrow Fund to JAKKS by wire transfer of immediately available funds to the account specified in writing to the Escrow Agent by JAKKS.

                      (d) Unless otherwise instructed by JAKKS and the Shareholders' Agent, the Escrow Agent will destroy all of the Other Escrow Documents, all of which will be deemed rescinded ab initio and of no force or effect whatsoever.

4. Effectiveness of Acquisition; Certain Adjustments; Ownership of the Company's Shares.

               4.1 Effectiveness of Acquisition. Notwithstanding anything to the contrary in this Agreement, the Stock Purchase Agreement, any other Acquisition Agreement or any of the Other Escrow Documents, if the HSR Condition is fulfilled, then for all purposes, (a) the Closing will be deemed to have taken place immediately prior to the start of business on October 1, 1999 and the Closing Date will be deemed to be October 1, 1999, notwithstanding that the HSR Condition may not be fulfilled until subsequent thereto, and (b) the closing of the Divestiture will be deemed to have taken place, and the Divestiture Documents will be deemed effective, immediately prior to the Closing. As a consequence of the foregoing, Interim Net Income shall be deemed to be equal to zero.

               4.2 Certain Adjustments. If a distribution of the Escrow Fund is made pursuant to Section 3.2 above, then, the Deferred Closing Purchase Price will be increased by an amount equal to the sum of (a) the excess, if any, of (i) the amount payable pursuant to Section 3.2(a) to repay the Bank Loan in full on the Finalization Date over (ii) the amount of interest accruing in the Escrow Fund after the date hereof to (but not including) the Finalization Date on the entire Bank Loan Payment, and (b) the excess, if any, of (i) the amount payable pursuant to Section 3.2(b) to repay the Insider Debt in



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

        full on the Finalization Date over (ii) the amount of interest accruing in the Escrow Fund after the date hereof to (but not including) the Finalization Date on the entire Insider Debt Payment.

               4.3 Ownership of the Company's Shares. Notwithstanding anything to the contrary in this Agreement, until the HSR Condition is fulfilled, the Shareholders will continue to have record and beneficial ownership of the Shares and will continue to be responsible, through the Board of Directors elected by the Shareholders, for all management and operations of the Company.

5. Escrow Agent Fee. The Escrow Agent shall be entitled to compensation for its services hereunder as per EXHIBIT D, which is attached hereto and made a part hereof, and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by the Shareholders and JAKKS (jointly and severally), and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets held hereunder, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other persons or entities. Although the obligations of the Shareholders and JAKKS to pay the fees and costs contemplated by the preceding sentence (collectively, the "Escrow Agent Fees") shall be joint and several in regard to the Paying Agent, as among the Shareholders and JAKKS, 50% of the Escrow Agent Fees shall be the responsibility of JAKKS and 50% of the Escrow Agent Fees shall be the responsibility of the Shareholders. Responsibility for the portion of the Escrow Agent Fees that are the responsibility of the Shareholders shall be determined as though such portion of the Escrow Agent Fees were "Obligations" under the Contribution Agreement dated as of September 22, 1999 among the Shareholders (the "Contribution Agreement").

6.      Nature of the Escrow Agent's Obligations.

               6.1 Duties and Obligations of the Escrow Agent. The Escrow Agent shall have no duties or obligations other than those specifically set forth in or contemplated by this Escrow Agreement.

               6.2 Failure to Perform. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of the Agent, any Shareholder or JAKKS to honor any provision of this Escrow Agreement.

               6.3 Reliance Upon the Agent and Documents. Except to the extent otherwise notified in writing by an affected party, the Escrow Agent may rely on, and shall be protected in acting upon, any certificate, warrant, instrument, opinion, notice, letter, telecopy or other document or security delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties and, without limiting the generality of the foregoing, upon the authority of the Agent to act on behalf of all of the Shareholders.



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

               6.4 Errors or Omissions. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for its own gross negligence, willful misconduct or act of bad faith.

               6.5 Disputes. The Escrow Agent shall, in the event that any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

               6.6 Advice of Counsel. The Escrow Agent shall have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by the Escrow Agent in accordance with the advice of such counsel.

               6.7 Reliance on Documents. The Escrow Agent shall be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind.

7. Indemnification. The Escrow Agent shall be, and hereby is, jointly and severally indemnified and held harmless by the Shareholders and JAKKS from all losses, costs and expenses (including reasonable attorneys' fees) which may be incurred by the Escrow Agent as a result of or arising out of this Agreement, including its involvement in any litigation arising from performance of its duties under this Agreement, other than any of the foregoing resulting from any bad faith or grossly negligent or wrongful action taken or omitted by the Escrow Agent. Such indemnification shall survive termination of this Agreement until extinguished by any applicable statute of limitations. Although the indemnification obligation of the Shareholders and JAKKS under this Section 7 shall be joint and several in regard to the Escrow Agent, as among the Shareholders and JAKKS, 50% of such indemnification obligations shall be the responsibility of JAKKS and 50% of such indemnification obligations shall be the responsibility of the Shareholders. Responsibility for the portion of any amounts to be paid by the Shareholders under this Section 7 shall be determined as though such amounts were "Obligations" under the Contribution Agreement.

8.      Replacement of the Escrow Agent.

               8.1 Resignation or Removal. The Escrow Agent may resign as such after giving 30 days' prior written Notice to JAKKS and the Shareholders' Agent. Similarly, the Escrow Agent may be removed and replaced after the giving of 30 days' prior written Notice from JAKKS and the Shareholders' Agent. In either event, the duties of the



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

        Escrow Agent shall terminate upon the later to occur of 30 days after the date of such Notice or the appointment of a successor Escrow Agent; and the Escrow Agent shall transfer the amounts in the Escrow Fund and the Escrow Documents to the successor Escrow Agent appointed by JAKKS and the Shareholders' Agent upon termination of the duties of the Escrow Agent, as evidenced by a written Notice filed with the Escrow Agent by JAKKS and the Shareholders' Agent.

               8.2 Appointment of Successor. If JAKKS and the Shareholders' Agent are unable to agree upon a successor Escrow Agent or JAKKS and the Shareholders' Agent shall have failed to appoint a successor Escrow Agent prior to the expiration of 30 days following the date of the Notice of resignation or removal, the then acting Escrow Agent shall, and JAKKS, the Shareholders' Agent or any Shareholder may, petition any court of competent jurisdiction for the appointment of a success Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties to this Agreement.

               8.3 Obligation Upon Resignation or Removal. Within 30 days of the Escrow Agent's resignation or removal, as the case may be, the Escrow Agent shall deliver to JAKKS and the Shareholders' Agent a final report of the payments made and the transactions effected by the Escrow Agent under this Agreement.

               8.4 Relief from Obligations. Upon acknowledgment by any successor Escrow Agent of the receipt of the Escrow Fund and the Escrow Documents, (a) the former Escrow Agent shall be fully relieved of all duties, responsibilities and obligations under this Agreement, except with respect to actions previously taken or omitted by such Escrow Agent, and (b) the successor Escrow Agent shall agree in writing to be bound by all of the duties and obligations of the Escrow Agent under this Agreement.

9.      Termination. This Agreement shall terminate upon the earlier to occur of
(a) the Finalization Date and (b) the Early Return Date, except for any ministerial actions to be taken by the Escrow Agent thereafter.

10. Notices. Unless written designation of a different address is received by each of the other parties to this Agreement, all notices required to be given under the Agreement shall be deemed to have been properly given if delivered personally or mailed by registered or certified mail (return receipt requested), or by recognized overnight courier, or by telecopier (with confirmation of receipt thereof), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     To the Escrow Agent:                          Bank One Trust Company, N.A.
                                                   611 Woodward Avenue MI1-8110
                                                   Detroit, Michigan 48226
                                                   Attn: Amy J. Brehler
                                                   Tel: (313) 225-3628
                                                   Fax: (313) 225-4935



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     To the Agent:

                                               Joshua H. Pokempner
                                               2908 W. Delhi Road
                                               Ann Arbor, MI 48103
                                               Fax: (734) 663-4863

     With a copy to:

                       Alan S. Schwartz, Esq.  Honigman Miller Schwartz and Cohn
                                               2290 First National Building
                                               660 Woodward Avenue
                                               Detroit, MI 48226-3583
                                               Fax: (313) 465-7575

                                                        and

                       Howard Rice, Esq.       230 Glenwood Dr.
                                               Delray Beach, Florida 33445
                                               Fax:  561) 638-1136

                                                        and

                       Dan Share, Esq.         Barris, Sott, Denn & Driker, PLLC
                                               211 W. Fort #1500
                                               Detroit, MI  48226-3211
                                               Fax:  (313) 965-2493

     To JAKKS:                                 JAKKS Pacific, Inc.
                                               22761 Pacific Coast Highway
                                               Malibu, California 90265
                                               Attn: President
                                               Fax: (310) 317-8527

     with a copy to:                           Feder, Kaszovitz, Isaacson,
                                               Weber, Skala & Bass LLP
                                               750 Lexington Avenue
                                               New York, New York 10022
                                               Attn: Murray L. Skala, Esq.
                                               Fax: (212) 888-7776

11.     Tax Matters.

               11.1 Preparation and Filing of Tax Returns. Any tax returns required to be



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        prepared and filed in connection with this Agreement shall be prepared and filed by JAKKS and/or the Shareholders with the Internal Revenue Service and other relevant taxing authorities in all years income is earned, whether or not income is received or distributed in any particular tax year, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any income earned by the Escrow Fund.

               11.2 Payment of Taxes. Any taxes payable on income earned from the investment of any sums held in the Escrow Fund shall be paid by JAKKS and/or the Shareholders, as appropriate, whether or not the income is distributed by the Escrow Agent during any particular year.

               11.3 Form 1099. The Escrow Agent shall issue an IRS Form 1099 to the Shareholders' Agent, as nominee for the Shareholders, reporting the payment of interest to the extent that any amount distributed by the Escrow Agent pursuant to Section 3.2(c) represents interest on the portion of the Escrow Payment described in Section 1.2(a) and shall issue a Form 1099 to JAKKS for the balance of the interest earned on the Escrow Fund. JAKKS and the Shareholders' Agent shall furnish the Escrow Agent with a completed IRS Form W-9 upon the Closing.

12.     Miscellaneous.

               12.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws, and each of the parties consents to be subject to personal jurisdiction of the state and federal courts in the State of Michigan.

               12.2 Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes any prior and contemporaneous agreements, understandings and communications, oral and written, among the parties, with respect to the subject matter hereof. This Agreement may not be amended, modified, waived or terminated except by an instrument in writing signed by an authorized representative of the Escrow Agent, JAKKS and the Agent.

               12.3 No Third Party Beneficiaries. Except as expressly stated in this Agreement, no Person not a party to this Agreement shall have any rights or duties hereunder except as specifically provided for in this Agreement.

               12.4 Severability. If any provision or clause of this Agreement or the application thereof to any Person is held invalid or unenforceable, such invalidity or unenforceability shall not affect other provisions or applications of this Agreement, which shall be given effect without the invalid or unenforceable provision or application, and to this end the provisions of this Agreement are declared to be severable.

               12.5 Counterparts. This Agreement may be signed (including by facsimile) in



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

        any number of counterparts with the same effect as if the signatures of all parties were upon the same instrument, all of which counterparts taken together shall constitute one and the same instrument.

               12.6 Further Assurances. From and after the execution of this Agreement, each party shall take such actions and do all things necessary or appropriate to carry out the intent of the parties and to accomplish the purposes of this Agreement.

               IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


SHAREHOLDERS' AGENT:

/s/ JOSHUA H. POKEMPNER
----------------------------------
Joshua H. Pokempner, as Agent



JAKKS:

JAKKS PACIFIC, INC.


By:  /s/ JOEL M. BENNETT
    ------------------------------

    Its:  Chief Financial Officer
         -------------------------



ESCROW AGENT:

BANK ONE TRUST COMPANY, NA


By: /s/ AMY J. BREHLER
    ------------------------------

    Its:   Authorized Officer
         -------------------------



Exhibits



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Exhibit A -- Main Stock Documents

Exhibit B -- U.S. Bank Stock Documents

Exhibit C -- Other Escrow Documents

                                    EXHIBIT A


                              MAIN STOCK DOCUMENTS


3,216 shares of common stock in favor of Michael Bianco represented by the following certificate number: 158

2,406 shares of common stock in favor of James Courtney represented by the following certificate number: 26

206 shares of common stock in favor of Howard Diamond represented by the following certificate number: 15

2,584 shares of common stock in favor of Phil Jenkins, Trustee of the Tracy-Gabriel Irrevocable Trust dated December 17, 1997, represented by the following certificate numbers: 150 and 152

6,752 shares of common stock in favor of Joshua H. Pokempner represented by the following certificate numbers: 7, 11, 12, 18, 22, 25, 31, 33, 35, 37, 39, 41,
43, 45, 47, 49, 51, 53, 55, 57, 59, 61, 63, 65, 67, 69, 71, 73, 75, 77, 79, 81,
83, 85, 87, 89, 91, 93, 95, 97, 99, 101, 103, 105 and 107

6,753 shares of common stock in favor of William E. Taylor represented by the following certificate numbers: . 6, 9, 10, 19, 23, 24, 30, 32, 34, 36, 38, 40,
42, 44, 46, 48, 50, 52, 54, 56, 58, 60, 62, 64, 66, 68, 70, 72, 74, 76, 78, 80,
82, 84, 86, 88, 90, 92, 94, 96, 98, 100, 102, 104 and 106



















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



                                    EXHIBIT B


                            U.S. BANK STOCK DOCUMENTS


954 shares of common stock in favor of Joshua H. Pokempner represented by the following certificate numbers: 109, 111, 113, 115, 117, 119, 121, 123, 125, 127,
129, 131, 133, 135, 137, 139, 141, 143, 145, 147 and 149

954 shares of common stock in favor of William E. Taylor represented by the following certificate numbers: 108, 110, 112, 114, 116, 118, 120, 122, 124, 126,
128, 130, 132, 134, 136, 138, 140, 142, 144, 146 and 148





















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



                                    EXHIBIT C

                             OTHER ESCROW DOCUMENTS


*Resolutions of Colorbok Board contributing Divested Assets, subject to Divested
   Liabilities, to Colorbok LLC

*Assignment and Assumption Agreement and Bill of Sale

*Certificates of Title for Vehicles

*Assignments of Intellectual Property (Trade Rights)

*Employee Transfer Agreement

*Assignment of Membership Interest from Colorbok to existing Colorbok
   Shareholders

*Partial Assignment of Membership Interests in LLC from LLC Members to Michael
 Bianco

Employment Agreement of Bianco

Stock Option Agreement of Bianco with JAKKS

Employment Agreement of Pokempner

Stock Option Agreement of Pokempner with JAKKS

New Lease

Special Indemnity Agreement

Transition Services Agreement

Termination Agreement

Waiver

Documents to "Settle Up" 1996 Taylor/Pokempner Buy-Out of Courtney

        o  Courtney Note by Taylor

        o  Courtney Note by Pokempner



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

Resignations of Taylor, Pokempner, Jenkins and Bianco

Certificate of Chief Executive Officer re: Financial Condition (Section 7.1(i))

Condition Fulfillment Certificate of Corporation and Shareholders (including
  Schedule Updates) (Sections 8.2 (g) and 7.1(a), (d), (e) and (g))

Notice of Retained Divestee Contracts (Section 9.13)

Certificate of Secretary of Colorbok as to Bylaws

Condition Fulfillment Certificate of Chief Executive Officer of JAKKS (Sections
  8.3(b) and 7.2 (a), (b) and (e))

Certified Resolutions of JAKKS



















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